Exhibit 99.1
Superior Industries Announces Plant Closing
Johnson City, Tennessee Manufacturing Facility
To close operations in the First Quarter of 2007
     VAN NUYS, CALIFORNIA — September 15, 2006 — Superior Industries International, Inc. (NYSE:SUP) announced today that it is closing its manufacturing facility in Johnson City, Tennessee that will result in a layoff of approximately 500 employees.
     “This is the latest step in our program to rationalize our production capacity to more effectively balance plant utilization and costs against our customers’ changing requirements for pricing, wheel size, design, scheduling and volume,” said President and Chief Executive Officer Steven Borick. He added, “All existing customer programs will be transferred to Superior’s other manufacturing plants. However, recent Big 3 Automakers announcements of sweeping production cuts, particularly in Superior’s important light trucks and SUV platforms, have reduced Superior’s requirements for the near future. Employee notices were distributed today so that programs can be developed jointly with the State of Tennessee to assist our workers in their future employment needs.”
     The Company expects to incur severance and other costs related to the layoffs of approximately $1.0 million over the next six months. Impairment charges related to the assets, if any, which are required to be recorded as of September 30, 2006, associated with the closing of this facility have yet to be determined. At August 31, 2006, the book value of the manufacturing assets at the Tennessee location was approximately $18 million.
About Superior Industries
     Superior supplies aluminum wheels and other aluminum automotive components to Ford, General Motors, DaimlerChrysler, Audi, BMW, Isuzu, Jaguar, Land Rover, Mazda, MG Rover, Mitsubishi, Nissan, Subaru, Toyota, and Volkswagen. For additional information, visit www.supind.com.
Forward-Looking Statements
     This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.
     .